EXHIBIT 21

Subsidiaries

(1) Comstock Mining LLC, a Nevada limited liability company

(2) Comstock Real Estate Inc., a Nevada corporation (formerly known as Gold Hill Hotel, Inc.)

(3) Comstock Industrial LLC, a Nevada limited liability company

(4) Downtown Silver Springs LLC, a Nevada limited liability company

(5) Comstock Exploration and Development LLC, a Nevada limited liability company

(6) Comstock Northern Exploration LLC, a Nevada limited liability company

(7) Comstock Processing LLC, a Nevada limited liability company